Exhibit 99.1

FOR IMMEDIATE RELEASE

SiriusXM Appoints Richard N. Baer as Executive Vice President, General Counsel and Secretary

NEW YORK – Feb. 18, 2025 – Sirius XM Holdings Inc. (NASDAQ: SIRI) today announced the appointment of Richard N. Baer as Executive Vice President, General Counsel and Secretary, effective March 3, 2025. Baer succeeds Patrick Donnelly who, as previously announced, is retiring.

Baer is an accomplished attorney and business advisor with over 40 years of experience. Most recently, Baer served as Chief Legal Officer at Airbnb, Inc., where he oversaw its legal, community policy and ethics and compliance functions. Prior to joining Airbnb, Baer served as chief legal officer at Liberty Media, UnitedHealth Group and Qwest Communications. He also previously served as chairman of the litigation department of a prominent Denver law firm.

Jennifer Witz, Chief Executive Officer of SiriusXM, commented, “We are excited to bring Rich on board and to benefit from his more than two decades of experience and expertise as a senior leader at a variety of complex businesses. I’m confident that his ability to navigate legal issues and balance the needs of a business will enable him to succeed here at SiriusXM. I look forward to working closely with him and benefitting from his perspectives and insights as we execute our strategic plans and shape the future of our company.”

Witz added, “On behalf of everyone at SiriusXM, I want to thank Pat for his dedication, support and unwavering commitment to SiriusXM. Over his nearly twenty-seven years with the Company, few people have made a more indelible mark on SiriusXM than Pat. We wish him well in his very well-deserved retirement.”

Baer said, “As a long-time listener, I could not be more excited to be joining SiriusXM. I look forward to working alongside Jennifer and the rest of my colleagues to bolster the Company’s legal, compliance, governance and operational foundation as we work to achieve our strategic priorities and drive the business forward.”

About Rich Baer

Rich Baer most recently served as Chief Legal Officer of Airbnb. Prior to Airbnb, Baer spent time at Liberty Media as Chief Administrative Officer and Chief Legal Officer, at UnitedHealth Group as Executive Vice President and Chief Legal Officer and at Qwest Communications International as Executive Vice President, General Counsel and Chief Administrative Officer. Prior to joining Qwest, Baer served as chairman of the litigation department at the Denver law firm of Sherman & Howard L.L.C. Baer started his career as a homicide prosecutor in Brooklyn, New York.

In addition to his professional accomplishments, Baer has devoted significant time to the public good, including serving as the Chairman and long-standing board member of National Jewish Health, the country’s leading respiratory hospital, the Chairman of the Colorado Workforce Development Council and a board member of the Colorado Legal Aid Foundation, the Institute for the Advancement of the American Legal System, the Duke University School of Law Board of Visitors, the Executive Advisory Board of the Daniels College of Business and the Colorado Campaign for Inclusive Excellence. Baer also served as Chair of the Board of Directors at CommerceHub.

Baer received a B.A. in Economics from Columbia University and a J.D. from the Duke University School of Law.

About Sirius XM Holdings Inc.

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 160 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

Investor Contacts:

Hooper Stevens

hooper.stevens@siriusxm.com

Natalie Candela

natalie.candela@siriusxm.com

Media Contact:

Maggie Mitchell

maggie.mitchell@siriusxm.com